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                                                                  EXHIBIT 10xvii


Date:             December 14, 1999

To:               L. Donald Simpson

From:             R. J. Kinsley

Subject: Separation & Retirement Transition Parameters



Per our discussions below are the terms for your transition to retirement. If you are in agreement, please sign where indicated on page two, retain a copy for your records, and return the original to me. If you have additional questions, please call me.

Effective Date

You will remain in your current role as Executive Vice President, Global Supply Chain, Engineering & Systems at your current compensation through January 31, 2000. Effective February 1, 2000 you will assume the title Executive Director, Special Projects and will continue to report to Mark Bulriss. Your base salary will continue at the current rate through December 31, 2000 or until you choose to retire, whichever occurs first, and you will not be required to come into the office unless requested to do so by Mark Bulriss or his designee.

MICP

Any earned 1999 Incentive Compensation Plan award will be paid in calendar year 2000, and will be considered in the calculation of your earned pension benefit under the terms outlined in the Plan. Participation in the 2000 IC Plan will be prorated based on total project hours completed during 2000. All bonus payments shall be treated consistent with the terms and definitions prescribed by the Pension Plan.

Change in Control Agreement

Your existing Change in Control agreement will remain valid through the earlier of 12/31/00 or the effective date of your retirement.

Stock Options

All stock options previously granted to you will continue to vest until the effective date of your retirement. Stock options granted in 1999 can be exercised at any time after vesting occurs, and must be exercised within three
(3) years from the effective date of your retirement. Options granted in any year prior to 1999 can be exercised at any time after vesting occurs, and must be exercised by the earlier of: one (1) year from the effective date of your retirement if the market price exceeds the exercise price of any such option as of the effective date of your retirement; three (3) years from the effective date of your retirement if the exercise price exceeds the market price of any such option on the effective date of your retirement; or ten (10) years from the date the options were granted. You will not be eligible for stock option grants after December 31st, 1999.


Employee Benefits

As an active employee you will be eligible to participate in the Company's retirement, health and welfare plans until December 31, 2000 or until the effective date of your retirement, whichever




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                                                                 L.D. Simpson, 2

occurs first. Should changes be made to these plans while you are still an active employee, you will participate in the changes on the same basis as other employees.

Life Insurance

The existing Split Dollar life insurance policy in your name will remain in effect until your death under the terms of the Split Dollar Agreement in effect between you and Great Lakes Chemical.

Pension

Pension benefits will be calculated in accordance with the applicable Great Lakes Pension and Supplemental Executive Retirement Plan (SERP). A pension calculation consistent with the terms of these plans will be provided separately.

Miscellaneous

Effective with your retirement, the Company will transfer title to the company car assigned to you to your name, and forgive any debt owed on this vehicle by you, if any. Ownership of the computer currently assigned to you will be transferred to you as well. In addition, the Company will reimburse you (to a maximum of $15,000) for expenses associated with the sale of your home and/or the storage/movement of your household goods, provided such a move occurs before December 31, 2001. Any vacation carry-over due you will be paid with your last pay of January 2000.

As additional consideration for the benefits and payments to be received by you pursuant to this agreement, you agree that:

For the period beginning with your retirement date and ending one (1) year after such date (the "Restrictive Period"), you will not, without the consent of the President & CEO of Great Lakes Chemical, directly or indirectly, compete with the business of Great Lakes. This restriction shall include but not be limited to your directly or indirectly serving as an employee of or consultant to, or by soliciting or inducing, or attempting to solicit or induce, any employee of Great Lakes to terminate employment with Great Lakes and become employed by, any person, firm, partnership, corporation, trust or other entity which directly competes with Great Lakes. With respect to a directorship, such consent will not be unreasonably withheld so long as you continue to abide by your confidentiality and proprietary information obligations to Great Lakes Chemical.

You waive any claims against and release Great Lakes Chemical and any subsidiary, parent or otherwise related company, and their officers, employees and agents from all claims or causes of action which you may have against them arising out of the circumstances leading to the negotiation and execution of this Agreement. This waiver and release shall include, but is not limited to, any claims or causes of action which you may have for relief under any law, statute, rule regulation or enactment dealing with employment discrimination, as well as all claims or causes of action for wrongful discharge, tort, or breach of contract arising under the statutory or common law of the United States or any state or political subdivision thereof. You acknowledge that this waiver and release is an essential and material term of this Agreement and that, without such a provision, the parties would have reached no agreement.

Nothing in the preceding paragraph shall waive or release the obligations of Great Lakes Chemical under this Agreement. Nothing in this Agreement shall affect your rights to indemnification under the Certificate of Incorporation or By-Laws of Great Lakes Chemical as in effect on or before your retirement date with respect to your actions or omissions as an officer or employee of Great Lakes. Great Lakes will continue to cover you under its directors' and officers' liability policies for as long as and to the extent that it provides such coverage to former officers of the company. Nothing in this Agreement waives your rights under any pension or other employee benefit plan, except as expressly set forth in this Agreement.



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                                                                L.D. Simpson, 3


/s/ R.J. Kinsley           12/16/99
-----------------------------------
R. J. Kinsley
SVP, Human Resources & Communications






Agreed:



/s/ L. Donald Simpson      12/16/99
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L. Donald Simpson          Date



/s/ Mark P. Bulriss        12/16/99
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Mark P. Bulriss            Date
President & CEO
Great Lakes Chemical